                                                                      EXHIBIT 12

                      CENDANT CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                      THREE MONTHS ENDED
                                                                            MARCH 31
                                                              -----------------------------------
                                                                   2000                 1999
                                                              -------------         -------------
Earnings before fixed charges:
Income before income taxes and minority interest              $         220         $         284
Plus:  Fixed charges                                                    109                   181
Less:  Equity income in unconsolidated affiliates                         -                     3
       Minority interest                                                 25                    24
                                                              -------------         -------------

Earnings available to cover fixed charges                     $         304         $         438
                                                              =============         =============

Fixed charges (1):
Interest, including amortization of deferred
   financing costs                                            $          69         $         139
Minority interest                                                        25                    24
Interest portion of rental payment                                       15                    18
                                                              -------------         -------------

Total fixed charges                                           $         109         $         181
                                                              =============         =============

Ratio of earnings to fixed charges (2)                                2.79x                 2.42x
                                                              =============         =============

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(1)     Fixed charges include interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(2) For the three months ended March 31, 2000 and 1999, income before income taxes and minority interest includes other charges of $81 million and $8 million, respectively. Excluding such charges, the ratio of earnings to fixed charges for the three months ended March 31, 2000 and 1999 is 3.53x and 2.46x, respectively.